                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)


Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       THE ESTEE LAUDER COMPANIES INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

The Estee Lauder Companies Inc.
767 Fifth Avenue
New York, NY 10153
                                                                          [Logo]
Leonard A. Lauder
Chairman and
Chief Executive Officer

                                                              September 30, 1999

Dear Fellow Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders. It will be held on Wednesday, November 10, 1999, at 10:00 a.m., local time, in New York City.

     The enclosed notice and proxy statement contain details concerning the business to come before the meeting. The Board of Directors recommends a vote "FOR" all the following items of business:

     1. The election of three Directors to serve until the 2002 Annual Meeting of Stockholders;

     2. Approval of an amendment to the Certificate of Incorporation to increase the number of authorized common shares; and

     3. The ratification of the Board's appointment of Arthur Andersen LLP as independent auditors of the Company for the 2000 fiscal year.

     Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

     I look forward to seeing you at the Annual Meeting.

                                                           /s/ Leonard A. Lauder

                        THE ESTEE LAUDER COMPANIES INC.
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:

     Wednesday, November 10, 1999, at 10:00 a.m., local time

PLACE:

     The Essex House Grand Salon
     160 Central Park South
     New York, New York

ITEMS OF BUSINESS:

     1. To elect three Directors to serve until the 2002 Annual Meeting of Stockholders;

     2. To approve an amendment to the Certificate of Incorporation to increase the number of authorized common shares; and

     3. To ratify the Board's appointment of Arthur Andersen LLP as independent auditors of the Company to serve for the 2000 fiscal year.

     We will also transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

WHO MAY VOTE?

     Stockholders of record of the Class A Common Stock and Class B Common Stock at the close of business on September 16, 1999 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

ADMISSION TO THE MEETING:

     Admission to the meeting will be by ticket only. If you are a stockholder of record and plan to attend, please check the appropriate box on the proxy card and an admission ticket will be mailed to you. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you plan to attend, please request a ticket by writing to the Investor Relations Department at The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. Evidence of your ownership, which you can obtain from your bank, broker or other intermediary, must accompany your letter.

                                          By Order of the Board of Directors


                                          PAUL E. KONNEY
                                          Senior Vice President,
                                          General Counsel and Secretary

New York, New York
September 30, 1999

     YOU ARE URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT YOU DECIDE TO ATTEND THE MEETING, YOU MAY, IF YOU DESIRE, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                      [This page intentionally left blank]

                        THE ESTEE LAUDER COMPANIES INC.
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153

                                                              September 30, 1999

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 10, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Estee Lauder Companies Inc. (the "Company", "we" or "us"), a Delaware corporation, to be voted at the Annual Meeting of Stockholders to be held in the Grand Salon at The Essex House, 160 Central Park South, New York, New York, on November 10, 1999, at
10:00 a.m., local time, and at any adjournments or postponements thereof.

     All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later-dated proxy or by voting in person at the Annual Meeting. The mailing address of our principal executive offices is 767 Fifth Avenue, New York, New York 10153. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to stockholders is September 30, 1999.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Regarding the election of Directors to serve until the Annual Meeting of Stockholders in 2002, stockholders may vote in favor of all nominees or withhold their votes as to any or all nominees. With respect to the other proposals to be voted upon, stockholders may vote in favor of a proposal, may vote against a proposal or may abstain from voting. Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted:

     1. FOR the election of all nominees as director;

     2. FOR the proposal to amend the Certificate of Incorporation to increase the number of authorized common shares; and

     3. FOR the proposal to ratify the appointment of Arthur Andersen LLP as independent auditors.

     Directors will be elected by a plurality of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock voting in person or by proxy at the Annual Meeting. Under Delaware Law and our Certificate of Incorporation, approval of the amendment to the certificate to increase the authorized number of common shares requires the affirmative vote of a majority of the outstanding Class A Common Stock and a majority of the outstanding
Class B Common Stock. Accordingly, abstentions and broker non-votes will have the same affect as votes "Against" this proposal. Under our Bylaws, the ratification of the appointment of Arthur Andersen LLP requires the affirmative vote of a majority of the votes cast "For" or "Against" the proposal by holders of Class A Common Stock and Class B Common Stock. Accordingly, abstentions and broker non-votes, while not included in calculating vote totals for this proposal, will have the practical effect of reducing the number of votes "For" needed to approve it.

     Only owners of record of shares of Class A Common Stock and Class B Common Stock at the close of business on September 16, 1999 are entitled to vote at the Annual Meeting or adjournments or postponements thereof. Each owner of record of Class A Common Stock on the record date is entitled to one vote for each share of Class A Common Stock so held. Each owner of record of Class B Common Stock on the record date is entitled to ten votes for each share of Class B Common Stock so held. On September 16, 1999, there were 123,299,368 shares of Class A Common Stock and 113,679,334 shares of Class B Common Stock issued and outstanding.

     A list of stockholders as of the close of business on September 16, 1999, will be available for inspection during normal business hours from October 27, 1999 through November 9, 1999, at the office of Spencer G. Smul, Associate Counsel and Assistant Secretary of the Company, at 767 Fifth Avenue, New York, New York.

                             ELECTION OF DIRECTORS

                                    (ITEM 1)

BOARD OF DIRECTORS

     The Board of Directors has fixed the number of Directors at eight. The Directors are divided into three classes, each serving for a period of three years.

     The stockholders elect approximately one-third of the members of the Board of Directors annually. The Directors whose terms will expire at the 1999 Annual Meeting of Stockholders are Leonard A. Lauder, Ronald S. Lauder and Marshall Rose, each of whom has been nominated to stand for reelection as a Director at the 1999 Annual Meeting to hold office until the 2002 Annual Meeting and until his successor is elected and qualifies.

     In the unanticipated event that one or more of these nominees is unable or declines to serve for any reason, the Board of Directors may, unless the Board by resolution provides for a lesser number of Directors, designate a substitute nominee or nominees, in which event the persons named in the enclosed proxy will vote proxies for the election of such substitute nominee or nominees.

     THE BOARD RECOMMENDS A VOTE FOR EACH NOMINEE AS A DIRECTOR TO HOLD OFFICE UNTIL THE 2002 ANNUAL MEETING. PROXIES RECEIVED BY THE BOARD WILL BE SO VOTED UNLESS A CONTRARY CHOICE IS SPECIFIED IN THE PROXY.

- --------------------------------------------------------------------------------
            NOMINEES FOR ELECTION TO TERM EXPIRING 2002 (CLASS III)
- --------------------------------------------------------------------------------

                  Leonard A. Lauder                     Director since 1958
                                                        Age 66

        [Photo] Mr. Lauder has served as Chief Executive Officer since 1982 and as President from 1972 until 1995. He became Chairman of the Board of Directors in 1995. Mr. Lauder formally joined the Company in 1958 after serving as an officer in the United States Navy. Since joining, he has served in various positions, including executive officer positions other than those described above. He is Chairman of the Board of Trustees of the Whitney Museum of American Art, a Charter Trustee of the University of Pennsylvania, a Trustee of The Aspen Institute and a Director of RSL Communications, Ltd. He also served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.

- --------------------------------------------------------------------------------

                  Ronald S. Lauder                      Director since 1988 and
                                                        from 1968 to 1986
                                                        Age 55
        [Photo] Mr. Lauder has served as Chairman of Clinique Laboratories, Inc. and Chairman of Estee Lauder International, Inc. since returning from government service in 1987. Mr. Lauder joined the Company in 1964 and has served in various capacities, including those described above, since then. From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO Affairs. From 1986 to 1987, he served as U.S. Ambassador to Austria. He is non-executive Chairman of the Board of Directors of Central European Media Enterprises Ltd. and is the co-founder, controlling investor and Chairman of the Board of Directors of RSL Communications, Ltd. He is Chairman of the Board of Trustees of the Museum of Modern Art.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                  Marshall Rose                         Director since 1996
                                                        Age 62

        [Photo] Mr. Rose is a managing partner of The Georgetown Group, a privately held real estate development and financial services group. He is a Trustee of BRT Realty Trust and a Director of One Liberty Properties Inc. and Golden Books Family Entertainment, Inc. Among his numerous civic activities, he is Chairman Emeritus of The New York Public Library and a member of the Executive Committee of the Board of Advisors of The Graduate School and University Center of the City University of New York.

                       Mr. Rose is a member of the Audit Committee and the Compensation Committee.

- --------------------------------------------------------------------------------
              INCUMBENT DIRECTORS -- TERM EXPIRING 2000 (CLASS I)
- --------------------------------------------------------------------------------

                  Fred H. Langhammer                    Director since 1996
                                                        Age 55

        [Photo] Mr. Langhammer has been President since 1995 and Chief Operating Officer since 1985. He was Executive Vice President from 1985 until 1995. Mr. Langhammer joined the Company in 1975 as President of our operations in Japan and, in 1982, he was appointed Managing Director of our operations in Germany. He is a member of the Board of Directors of RJR Nabisco Holdings Corp., RSL Communications, Ltd., the Cosmetics, Toiletries and Fragrance Association, the German American Chamber of Commerce, Inc., and the American Institute for Contemporary German Studies at Johns Hopkins University. He is also a Senior Fellow of the Foreign Policy Association.

- --------------------------------------------------------------------------------

                  Faye Wattleton                        Director since 1996
                                                        Age 56

        [Photo] Ms. Wattleton is the President of the Center for Gender Equality and is an author, lecturer and consultant to businesses, health organizations and non-profit entities. She is the past President of Planned Parenthood Federation of America, Inc. (from 1978 to 1992). She is a Director of Empire Blue Cross & Blue Shield, the Henry J. Kaiser Family Foundation, the Quidel Corporation, and Bio-Technology General. She is also a Director of the Institute for International Education and a member of the Advisory Council of Columbia University School of Public Health. She is the holder of twelve honorary degrees and was inducted into the National Women's Hall of Fame in 1993.

                       Ms. Wattleton is Chairman of the Audit Committee.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
              INCUMBENT DIRECTORS -- TERM EXPIRING 2001 (CLASS II)
- --------------------------------------------------------------------------------

                  William P. Lauder                     Director since 1996
                                                        Age 39

        [Photo]        Mr. Lauder is President of Clinique Laboratories, Inc.
                       Prior to July 1998, he was President of Origins Natural Resources Inc., and he was the senior officer of that division since its inception in 1990. Prior thereto, he served in various positions since joining the Company in 1986. He is a member of the Board of Trustees of The Trinity School in New York City and the Board of Directors of the Educational Foundation for the Fashion Industries.

- --------------------------------------------------------------------------------

                  Richard D. Parsons                    Director since 1999
                                                        Age 51

        [Photo] Mr. Parsons is President of Time Warner Inc. From 1990 through 1994, he was Chairman and Chief Executive Officer of Dime Bancorp, Inc. Mr. Parsons is a director of Time Warner Inc., Citigroup and Philip Morris Companies, Inc. Among his numerous community activities, he is Chairman of the New York City Partnership and the Upper Manhattan Empowerment Zone Development Corporation and serves on the boards of Colonial Williamsburg Foundation, Lincoln Center, and the Metropolitan Museum of Art. He is also a trustee of Howard University.

- --------------------------------------------------------------------------------

                  P. Roy Vagelos, M.D.                  Director since 1996
                                                        Age 69

        [Photo] Dr. Vagelos is Chairman of the Board of Regeneron Pharmaceuticals. He was the Chairman and Chief Executive Officer of Merck & Co., Inc. from 1985 to 1994.
                       Dr. Vagelos is also a director of PepsiCo and Prudential Insurance Co. of America.

                       Dr. Vagelos is Chairman of the Compensation Committee and a member of the Audit Committee.

- --------------------------------------------------------------------------------

OWNERSHIP OF SHARES

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of September 16, 1999 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either Class A Common Stock or Class B Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers whose names appear in the summary compensation table and
(iv) all directors and executive officers as a group. Except as set forth in the notes to the table, the business address of each 5% stockholder is 767 Fifth Avenue, New York, New York 10153. AS DESCRIBED IN THE NOTES TO THE TABLE, THE NAMED INDIVIDUALS SHARE VOTING AND/OR INVESTMENT POWER WITH RESPECT TO CERTAIN SHARES OF COMMON STOCK. CONSEQUENTLY, SUCH SHARES ARE SHOWN AS BENEFICIALLY OWNED BY MORE THAN ONE PERSON.

                                                            CLASS A
                                                        COMMON STOCK(1)
                                           -----------------------------------------
                                                                          SHARES             CLASS B         VOTING
                                                                STOCK    UNDERLYING       COMMON STOCK       POWER
      DIRECTORS, EXECUTIVE OFFICERS                             UNITS    EXERCISABLE   -------------------   ------
           AND 5% STOCKHOLDERS               NUMBER      %     (#)(2)    OPTIONS (#)     NUMBER        %       %
- -----------------------------------------  ----------   ----   -------   -----------   -----------   -----   ------
The Estee Lauder 1994 Trust(3)(4)........   7,370,561    6.0        --          --      12,189,852   10.7     10.3
Leonard A. Lauder (4)(5).................  26,660,365   21.6        --     410,000      58,741,546   51.7     48.7
Ronald S. Lauder(4)(6)...................  15,553,575   12.6        --     100,000      45,561,544   40.1     37.4
Ira T. Wender, as trustee(4)(7)..........  12,789,945   10.4        --          --      16,036,006   14.1     13.7
William P. Lauder(4)(8)..................   5,187,446    4.2        --      16,666       3,829,216    3.4      3.5
Gary M. Lauder(4)(9).....................   3,192,334    2.6        --          --       3,829,216    3.4      3.3
Joel S. Ehrenkranz, as trustee(4)(10)....   3,567,698    2.9        --          --       7,675,370    6.8      6.4
Richard D. Parsons, as trustee(4)(11)....   4,015,384    3.3        --          --      20,304,638   17.9     16.4
Putnam Investments, Inc.(12).............  12,751,590   10.3        --          --              --     --      1.0
Goldman, Sachs & Co.(13).................   6,230,178    5.1        --          --              --     --      0.5
Fred H. Langhammer(14)...................          50      *   334,518      33,334              --     --        *
Marshall Rose(15)........................      33,228      *        --          --              --     --        *
P. Roy Vagelos, M.D......................      45,228      *        --          --              --     --        *
Faye Wattleton...........................       2,382      *        --          --              --     --        *
Daniel J. Brestle(16)....................      16,544      *        --         666              --     --        *
Patrick Bousquet-Chavanne(17)............          22      *        --          --              --     --        *
All directors and executive officers as a
  group(20 persons)(18)..................  36,102,875   29.3   374,702     645,330     108,554,784   95.5     89.0

- ------------------
(1) Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and is automatically converted into a share of Class A Common Stock upon transfer to a person who is not a Lauder Family Member (as defined below). The number of shares of Class A Common Stock and percentages contained under this heading do not account for such conversion right.

(2) The stock units are payable in a like number of shares of Class A Common Stock.

(3) Includes up to 3,206,060 shares of Class A Common Stock that may be delivered pursuant to a forward purchase contract to the Estee Lauder Common Exchange Security Trust (the "TRACES Trust") on June 5, 2001 (subject to extension and subsequent acceleration) and 3,988,438 shares of Class A Common Stock that may be delivered pursuant to a forward purchase contract to the Estee Lauder Common Exchange Security Trust II (the "TRACES II Trust") on February 23, 2002 (subject to extension and subsequent acceleration). The TRACES Trust and the TRACES II Trust are not affiliated with the Company, The Estee Lauder 1994 Trust or its trustees.

(4) Leonard A. Lauder, Ronald S. Lauder, William P. Lauder, Gary M. Lauder, each individually and as trustees of various trusts, Ira T. Wender, as trustee, Joel S. Ehrenkranz, as trustee, and Richard D. Parsons, as trustee, are parties to a Stockholders' Agreement, pursuant to which each has agreed to vote

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    his or the trust's shares for the election of Leonard A. Lauder, Ronald S. Lauder and their respective designees as directors of the Company. See notes
    (7) and (10) for certain exceptions. Shares owned by each such individual are not attributed to the others by reason of such voting arrangement.

(5) Includes shares beneficially owned or deemed to be owned beneficially by Leonard A. Lauder as follows: 10,488,892 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power (including 3,394,986 shares of Class A Common Stock which are pledged to Mr. Lauder by Ronald S. Lauder); 7,915,666 shares of Class A Common Stock and 42,705,540 shares of Class B Common Stock as the sole individual general partner and the majority stockholder of the sole corporate general partner of a limited partnership and with respect to which he has sole voting and investment power; 7,370,561 shares of Class A Common Stock and 12,189,852 shares of Class B Common Stock as co-trustee of The Estee Lauder 1994 Trust with respect to which he shares voting power with Ronald S. Lauder, as co-trustee, and investment power with Ronald S. Lauder and Ira T. Wender, as co-trustees (see note (3) above); 15,384 shares of Class A Common Stock and 3,846,154 shares of Class B Common Stock as an individual general partner of a limited partnership and as co-trustee of a trust (the "LAL Trust"), which is a general partner of the same limited partnership, and with respect to which he shares voting power with Ronald S. Lauder, who also is an individual general partner of the limited partnership and co-trustee of another trust (the "RSL Trust"), which is a general partner of the limited partnership, and investment power with Ronald S. Lauder, as an individual general partner of the limited partnership and as co-trustee of the RSL Trust, Richard D. Parsons and Ira T. Wender, as co-trustees of the RSL Trust, and Joel S. Ehrenkranz and Ira T. Wender, as co-trustees of the LAL Trust; 349,862 shares of Class A Common Stock as a director of The Lauder Foundation and with respect to which he shares voting and investment power; and 520,000 shares of Class A Common Stock owned by Evelyn H. Lauder. Leonard A. Lauder disclaims beneficial ownership of the shares of Class A Common Stock owned by The Lauder Foundation and Evelyn H. Lauder. Exerciseable options include options with respect to 10,000 shares granted to Evelyn H. Lauder. In addition, Mr. Lauder has options with respect to another 4,800,000 shares granted to him pursuant to his employment agreement that are not yet exercisable. Evelyn H. Lauder has options with respect to another 120,000 shares granted to her pursuant to the Company's share incentive plans that are not yet exercisable.

(6) Includes shares beneficially owned or deemed to be owned beneficially by Ronald S. Lauder as follows: 7,394,986 shares of Class A Common Stock and 29,522,356 shares of Class B Common Stock directly and with respect to which he has sole voting and investment power; 3,182 shares of Class A Common Stock and 3,182 shares of Class B Common Stock as sole trustee of a trust for the benefit of his children and with respect to which he has sole voting and investment power; 7,370,561 shares of Class A Common Stock and 12,189,852 shares of Class B Common Stock as co-trustee of The Estee Lauder 1994 Trust with respect to which he shares voting power with Leonard A. Lauder, as co-trustee, and investment power with Leonard A. Lauder and Ira T. Wender, as co-trustees (see note (3) above); 15,384 shares of Class A Common Stock and 3,846,154 shares of Class B Common Stock as an individual general partner of a limited partnership and as co-trustee of the RSL Trust, which is a general partner of the same limited partnership, and with respect to which he shares voting power with Leonard A. Lauder, who also is an individual general partner of the limited partnership and co-trustee of the LAL Trust, which is a general partner of the limited partnership, and investment power with Leonard A. Lauder, as an individual general partner of the limited partnership and as co-trustee of the LAL Trust, Richard D. Parsons and Ira T. Wender, as co-trustees of the RSL Trust, and Joel S. Ehrenkranz and Ira T. Wender, as co-trustees of the LAL Trust; 349,862 shares of Class A Common Stock as a director of The Lauder Foundation and with respect to which he shares voting and investment power; 151,400 shares of Class A Common Stock as a Director of the Ronald S. Lauder Foundation with respect to which he shares voting and investment power; and 268,200 shares of Class A Common Stock as a Director of The Jewish Renaissance Foundation with respect to which he shares voting and investment power. Ronald S. Lauder disclaims beneficial ownership of the shares of Class A Common Stock and Class B Common Stock

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    owned by trusts for the benefit of one or more of his children, The Lauder Foundation, the Ronald S. Lauder Foundation and The Jewish Renaissance Foundation. Mr. Lauder borrowed shares of Class A Common Stock from certain Family Controlled Trusts (as defined below) and Leonard A. Lauder, which he sold in the Company's initial public offering. Mr. Lauder is obligated to repay the outstanding loans, which in the aggregate are in respect of 7,394,986 shares of Class A Common Stock, by delivering to the lending Family Controlled Trusts and Leonard A. Lauder shares equal in number to the borrowed shares. This obligation is secured by a pledge of an equal number of shares owned by Mr. Lauder as to which he has sole voting power and shares investment power with the respective pledgees. Mr. Lauder also has options with respect to another 1,200,000 shares granted to him pursuant to his employment agreement that are not yet exercisable.

(7) Includes shares beneficially owned or deemed to be owned beneficially by Ira T. Wender as follows: 4,000 shares of Class A Common Stock owned by his wife; 7,370,561 shares of Class A Common Stock and 12,189,852 shares of Class B Common Stock as co-trustee of The Estee Lauder 1994 Trust and with respect to which he shares investment power with Leonard A. Lauder and Ronald S. Lauder (see note (3) above); 15,384 shares of Class A Common Stock and 3,846,154 shares of Class B Common Stock as co-trustee of the LAL Trust and as co-trustee of the RSL Trust, each of which trusts are general partners of a limited partnership, which owns the shares and with respect to which he shares investment power with Leonard A. Lauder, as co-trustee of the LAL Trust and who also is an individual general partner of the limited partnership, Ronald S. Lauder, as co-trustee of the RSL Trust and who also is an individual general partner of the limited partnership, Joel S. Ehrenkranz, as co-trustee of the LAL Trust, and Richard D. Parsons, as co-trustee of the RSL Trust; and 5,400,000 shares of Class A Common Stock with respect to which he has sole voting power as sole trustee of the RSL 4201 Trust. Mr. Wender disclaims beneficial ownership of such shares. Pursuant to a forward purchase contract between the RSL 4201 Trust and the TRACES Trust (which is not affiliated with Mr. Wender or the RSL 4201 Trust), the RSL 4201 Trust is required to deliver up to 5,400,000 shares of Class A Common Stock to the TRACES Trust on June 5, 2001. Shares owned by the RSL 4201 Trust are not subject to the Stockholders' Agreement.
    Mr. Wender's business address is 1133 Avenue of the Americas, New York, New York 10036.

(8) Includes shares beneficially owned or deemed to be owned beneficially by William P. Lauder as follows: 2,055,270 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; 2,782,314 shares of Class A Common Stock and 3,829,216 shares of Class B Common Stock as co-trustee of a trust and with respect to which he shares voting power with Gary M. Lauder, as co-trustee, and investment power with Gary M. Lauder and Joel Ehrenkranz, as co-trustees; and 349,862 shares of Class A Common Stock as a director of The Lauder Foundation and with respect to which he shares voting and investment power. William P. Lauder disclaims beneficial ownership with respect to shares of Class A Common Stock owned by The Lauder Foundation. Mr. Lauder also has options with respect to 313,334 shares of Class A Common Stock granted to him pursuant to the Company's share incentive plans that are not yet exercisable.

(9) Includes shares beneficially owned or deemed to be owned beneficially by Gary M. Lauder as follows: 410,020 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power and 2,782,314 shares of Class A Common Stock and 3,829,216 shares of Class B Common Stock as co-trustee of a trust and with respect to which he shares voting power with William P. Lauder, as co-trustee, and investment power with William P. Lauder and Mr. Ehrenkranz, as co-trustees. Mr. Lauder's business address is ICTV Inc., 14600 Winchester Boulevard, Los Gatos, California 95030.

(10) Includes shares beneficially owned or deemed to be owned beneficially by Joel S. Ehrenkranz as follows: 2,782,314 shares of Class A Common Stock and 3,829,216 shares of Class B Common Stock as co-trustee of a trust and with respect to which he shares investment power with William P. Lauder and Gary
     M. Lauder, as co-trustee; 15,384 shares of Class A Common Stock and 3,846,154 shares of

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     Class B Common Stock as co-trustee of the LAL Trust, which is a general partner of a limited partnership, which owns the shares and with respect to which he shares investment power with Leonard A. Lauder, who is an individual general partner of the limited partnership and also a co-trustee of the LAL Trust, Ronald S. Lauder, who is an individual general partner of the limited partnership and also a co-trustee of the RSL Trust, Richard D. Parsons and Ira T. Wender, as co-trustees of the RSL Trust, and Ira T. Wender, as co-trustee of the LAL Trust; and 770,000 shares of Class A Common Stock with respect to which he has sole voting power as sole trustee of the LAL 4002 Trust. Mr. Ehrenkranz disclaims beneficial ownership of all such shares. Pursuant to a forward purchase contract between the LAL 4002 Trust and the TRACES Trust (which is not affiliated with Mr. Ehrenkranz or the LAL 4002 Trust), the LAL 4002 Trust is required to deliver up to 770,000 shares of Class A Common Stock to the TRACES Trust on June 5, 2001. Shares owned by the LAL 4002 Trust are not subject to the Stockholders' Agreement. Mr. Ehrenkranz's business address is 375 Park Avenue, New York, New York 10152.

(11) Includes shares beneficially owned or deemed to be owned beneficially by Richard D. Parsons as follows: 4,000,000 shares of Class A Common Stock and 16,458,484 shares of Class B Common Stock as trustee of trusts for the benefit of Aerin Lauder Zinterhofer and Jane Lauder and with respect to which Mr. Parsons has sole voting and investment power; and 15,384 shares of Class A Common Stock and 3,846,154 shares of Class B Common Stock as co-trustee of the RSL Trust, which is a general partner of a limited partnership, which owns the shares and with respect to which he shares investment power with Ronald S. Lauder, who is an individual general partner of the limited partnership and also a co-trustee of the LAL Trust, Leonard A. Lauder, who is an individual general partner of the limited partnership and also a co-trustee of the LAL Trust, Ira T. Wender, as co-trustee of the RSL Trust, and Joel S. Ehrenkranz and Ira T. Wender, as co-trustees of the LAL Trust. Mr. Parsons disclaims beneficial ownership of all such shares. All of the shares of Class A Common Stock owned by trusts for the benefit of Aerin Lauder Zinterhofer and Jane Lauder represent shares pledged to the trusts by Ronald S. Lauder to secure repayment of stock loans made to him at the time of the Company's initial public offering. Mr. Parson's business address is 75 Rockefeller Plaza, New York, New York 10019.

(12) Based on a Schedule 13G filed February 9, 1999 by Putnam Investments, Inc. and its affiliates (collectively "Putnam") and adjusted for the stock split on June 2, 1999. The principal address of Putnam is One Post Office Square, Boston, Massachusetts 02901.

(13) Based on a Schedule 13G filed January 11, 1999 by Goldman, Sachs & Co. and its affiliate (collectively, "Goldman") and adjusted for the stock split on June 2, 1999. The principal address of Goldman is 85 Broad Street, New York, NY 10004.

(14) Excludes stock options with respect to 2,266,666 shares of Class A Common Stock granted to Mr. Langhammer under his employment agreement that are not yet exercisable.

(15) Includes shares of Class A Common Stock beneficially owned by Mr. Rose as follows: 7,228 shares directly, 16,000 shares indirectly as a director of a private foundation, and 10,000 shares as trustee of one of his children's trusts, in each case with respect to which he has sole voting and investment power. Mr. Rose disclaims beneficial ownership of shares owned by the foundation and by his child's trust.

(16) Excludes stock options with respect to 533,334 shares of Class A Common Stock granted to Mr. Brestle under his previous employment agreement and the Company's share incentive plans that are not yet exercisable.

(17) Excludes stock options with respect to 250,000 shares of Class A Common Stock granted to Mr. Bousquet-Chavanne under the Company's share incentive plans that are not yet exercisable.

(18) See notes (3) through (6), (8), (11) and (14) through (17). Also excludes stock options with respect to an aggregate of 2,841,672 shares of Class A Common Stock granted to the executive officers whose names do not appear in this table, which are not yet exercisable.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

     STOCKHOLDERS' AGREEMENT. Lauder Family Members (other than The Lauder Foundation, Aerin Lauder Zinterhofer, Jane Lauder, the LAL 4002 Trust, the RSL 4201 Trust and The 4202 Corporation) who own shares of Common Stock have agreed pursuant to the Stockholders' Agreement to vote all shares beneficially owned by them for Leonard A. Lauder, Ronald S. Lauder and one person (if any) designated by each as directors of the Company. At the 1999 Annual Meeting, the Lauder Family Members will vote for Leonard A. Lauder and Ronald S. Lauder. Lauder Family Members, who are parties to the Stockholders' Agreement, beneficially owned, in the aggregate, on September 16, 1999, shares of Common Stock having approximately 90.9% of the voting power of the Company. The right of each of Leonard A. Lauder and Ronald S. Lauder to designate a nominee exists only when such stockholder (including his descendants) beneficially owns (other than by reason of the Stockholders' Agreement) shares of Common Stock with at least 10% of the total voting power of the Company. Currently, William P. Lauder is the nominee of Leonard A. Lauder and Richard D. Parsons is the nominee of Ronald S. Lauder. The right of each of Leonard A. Lauder and Ronald S. Lauder to be nominated will exist so long as he (including his descendants) beneficially owns shares of Common Stock with at least 5% of the total voting power of the Company. In the event that Leonard A. Lauder ceases to be a member of the Board of Directors by reason of his death or disability, then his sons, William P. Lauder and Gary M. Lauder, will succeed to his rights to be nominated as a director and to designate one nominee. If either son is unable to serve by reason of his death or disability, the other son will have the right to designate a nominee. Similarly, Aerin Lauder Zinterhofer and Jane Lauder,
Ronald S. Lauder's daughters, will succeed to their father's rights if he should cease to be a director by reason of his death or disability. If either daughter is unable to serve by reason of her death or disability, the other daughter will have the right to designate a nominee. In the event none of Leonard A. Lauder and his sons and Ronald S. Lauder and his daughters are able to serve as directors by reason of death or disability, then the rights under the Stockholders' Agreement to be a nominee and to designate a nominee will cease.

     BOARD COMMITTEES. The Board of Directors has established two committees--the Audit Committee and the Compensation Committee.

     The Audit Committee members are Marshall Rose, P. Roy Vagelos, M.D. and Faye Wattleton. Ms. Wattleton is the Chairman of the Committee. The Committee, among other things, makes recommendations to the Board of Directors regarding the appointment of independent auditors, reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors and the Company's Internal Control Department and reviews audit results. The Committee also oversees the Company's Year 2000 Program.

     The Compensation Committee members are Marshall Rose and P. Roy
Vagelos, M.D. Dr. Vagelos is the Chairman of the Committee. The Committee, among other things, has the authority to establish and approve compensation plans and arrangements with respect to the Company's executive officers and administers certain employee benefit plans, including the Executive Annual Incentive Plan and the Share Incentive Plans.

     BOARD AND BOARD COMMITTEE MEETINGS. In fiscal 1999, the Board of Directors met seven times, the Compensation Committee met three times and the Audit Committee met four times. The total combined attendance for all Board and Committee meetings was 94%.

     COMPENSATION OF DIRECTORS. Each non-employee director receives an annual retainer of $40,000. During each of the first five years of service, $10,000 of the annual retainer is payable in shares of Class A Common Stock. The number of shares to be awarded is determined by dividing $10,000 by the average closing price of the Class A Common Stock on the twenty trading days next preceding the date of grant. In addition, on the date of the first annual meeting of stockholders which is more than six months after a non-employee director's initial election to the Board, he or she is granted 2,000 shares of Class A Common Stock (plus a cash amount to cover related taxes). Non-employee directors also receive $1,000 for each board or committee meeting attended plus reimbursement of travel expenses for such meetings. Each of the Chairman of the Audit Committee and the Chairman of the Compensation Committee receives an additional $10,000 per year. Non-employee directors may elect to defer receipt of all or part of their cash-based compensation.

Directors who are also employees of the Company receive no additional compensation for service as directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and any persons who own more than ten percent of the Class A Common Stock to file forms reporting their initial beneficial ownership of common stock and subsequent changes in that ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater-than-ten-percent beneficial owners are also required to furnish the Company with copies of all forms they file under Section 16(a). Based solely upon a review of the copies of the forms furnished to the Company, or a written representation from a reporting person that no Form 5 was required, the Company believes that during the 1999 fiscal year all Section 16(a) filing requirements were complied with, except that the initial report for Patrick Bousquet-Chavanne was filed a day late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     FAMILY RELATIONSHIPS. The Company was founded by Mrs. Estee Lauder and her late husband, Joseph Lauder. Until September 1995, Mrs. Lauder was Chairman of the Board of Directors. She is currently Founding Chairman, an honorary position. Her son, Leonard A. Lauder, is the Chief Executive Officer and Chairman of the Board of Directors. Her other son, Ronald S. Lauder, is a Director of the Company and Chairman of Estee Lauder International, Inc. and Clinique Laboratories, Inc. Leonard A. Lauder's wife, Evelyn H. Lauder, is Senior Corporate Vice President of the Company. Leonard A. Lauder and his wife have two sons, William P. Lauder and Gary M. Lauder. William P. Lauder is President of Clinique Laboratories, Inc. and a Director of the Company.
Ronald S. Lauder and his wife, Jo-Carole Lauder, have two daughters, Aerin Lauder Zinterhofer and Jane Lauder. Aerin Lauder Zinterhofer is Executive Director, Creative Marketing of Estee Lauder (USA & Canada). Jane Lauder is Marketing Director New Concepts for Clinique (USA & Canada). Although not currently employed by the Company, Gary M. Lauder was employed by the Company in the past.

     As used in this Proxy Statement, the term "Lauder Family Members" includes only the following persons: (i) Mrs. Estee Lauder and her estate, guardian, conservator or committee; (ii) each descendant of Mrs. Lauder (a "Lauder Descendant") and their respective estates, guardians, conservators or committees; (iii) each "Family Controlled Entity" (as defined below); and (iv) the trustees, in their respective capacities as such, of each "Family Controlled Trust" (as defined below). The term "Family Controlled Entity" means (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Mrs. Estee Lauder and/or Lauder Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Lauder Family Members; (iii) any partnership if at least 80% of the value of its partnership interests are owned by Lauder Family Members; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Lauder Family Members. The term "Family Controlled Trust" includes certain trusts existing on November 16, 1995 and trusts the primary beneficiaries of which are Mrs. Estee Lauder, Lauder Descendants, spouses of Lauder Descendants and/or charitable organizations provided that if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Mrs. Lauder and/or Lauder Descendants.

     ROYALTY ARRANGEMENTS. In 1969, the Company acquired from Mrs. Estee Lauder ownership of the trademark Estee Lauder outside the United States in exchange for royalty payments on sales of Estee Lauder brand products during Mrs. Lauder's lifetime. The royalty payments also relate to sales of Prescriptives products, which initially were sold under the Estee Lauder brand. The royalty with respect to those sales (the "International Royalty") continues to be an obligation of the Company until Mrs. Estee Lauder's death. The International Royalty paid to Mrs. Lauder for fiscal 1999 amounted to $14.9 million.

     MASTER REGISTRATION RIGHTS AGREEMENT. Leonard A. Lauder, Ronald S. Lauder, The Estee Lauder 1994 Trust, William P. Lauder, Gary M. Lauder, Aerin Lauder Zinterhofer, Jane Lauder, certain Family Controlled Entities and other Family Controlled Trusts, Morgan Guaranty Trust Company of New York ("Morgan

Guaranty") and the Company are parties to a Registration Rights Agreement (the "Master Registration Rights Agreement"), pursuant to which each of Leonard A. Lauder, Ronald S. Lauder and Morgan Guaranty have three demand registration rights and The Estee Lauder 1994 Trust has six demand registration rights in respect of shares of Class A Common Stock (including Class A Common Stock issued upon conversion of Class B Common Stock) held by them. Three of the demand rights granted to The Estee Lauder 1994 Trust may be used only by a pledgee of The Estee Lauder 1994 Trust's shares of Common Stock. All the parties to the Master Registration Rights Agreement (other than the Company) also have an unlimited number of piggyback registration rights in respect of their shares. The rights of Morgan Guaranty and any pledgee of The Estee Lauder 1994 Trust under the Master Registration Rights Agreement will be exercisable only in the event of a default under certain loan arrangements. Leonard A. Lauder and Ronald S. Lauder may assign their demand registration rights to Lauder Family Members. The Company is not required to effect more than one registration of Class A Common Stock in any twelve calendar month period. The piggyback registration rights allow the holders to include their shares of Class A Common Stock in any registration statement filed by the Company, subject to certain limitations.

     The Estee Lauder 1994 Trust is entitled to six demand registration rights, three of which may be used only by a pledgee of The Estee Lauder 1994 Trust's shares of $6.50 Cumulative Redeemable Preferred Stock, and an unlimited number of piggyback registration rights with respect to the shares of the $6.50 Cumulative Redeemable Preferred Stock. The LAL 1995 Trust has one demand registration right and an unlimited number of piggyback registration rights with respect to shares of the $6.50 Cumulative Redeemable Preferred Stock. These rights are exercisable by The Estee Lauder 1994 Trust and the LAL 1995 Trust until the later of June 30, 2000 and Mrs. Lauder's death.

     The Company is required to pay all expenses (other than underwriting discounts and commissions of the selling stockholders, taxes payable by the selling stockholders and the fees and expenses of the selling stockholders' counsel) in connection with any demand registrations, as well as any registration pursuant to the exercise of piggyback rights. The Company has agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933.

     STOCKHOLDERS' AGREEMENT. All Lauder Family Members (other than The Lauder Foundation, Aerin Lauder Zinterhofer, Jane Lauder, the LAL 4002 Trust, the RSL 4201 Trust and The 4202 Corporation) that beneficially own shares of Common Stock are parties to a stockholders' agreement with the Company (the "Stockholders' Agreement"). The stockholders who are parties to the Stockholders' Agreement (who beneficially owned, in the aggregate, shares of Common Stock having approximately 90.9% of the voting power of the Company on September 16, 1999) have agreed to vote in favor of the election of Leonard A. Lauder and Ronald S. Lauder and one designee of each as directors. See "Additional Information Regarding the Board of Directors--Stockholders' Agreement." The Stockholders' Agreement also contains certain limitations on the transfer of shares of Class A Common Stock and Class B Common Stock. In addition, each stockholder who is a party to the Stockholders' Agreement (the "Offering Stockholder") has granted the other parties (the "Offerees") a right of first offer to purchase shares of Class A Common Stock the Offering Stockholder intends to sell to a person (or group of persons) who is not a Lauder Family Member, except in certain circumstances, such as sales in a widely distributed underwritten public offering or sales made in compliance with Rule 144 under the Securities Act of 1933. Each Offeree has the opportunity to purchase the Offeree's pro rata portion of the shares to be offered by the Offering Stockholder, as well as additional shares not purchased by other Offerees. Any shares not purchased pursuant to the right of first offer may be sold at or above 95% of the price offered to the Offerees. The Stockholders' Agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the Stockholders' Agreement that causes all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company.

     OTHER ARRANGEMENTS. The Company has subleased certain of its office space in New York to an affiliate of Ronald S. Lauder. For fiscal 1999, the rent paid or accrued was approximately $1.4 million, which equals the Company's lease payments for that space. In connection with the sublease, and subject to certain conditions, the Company has agreed to make certain improvements, the cost of which will be amortized over the term of the sublease and be payable by the sublessee. The Company also has agreed to provide such affiliate with certain services, such as phone systems, payroll service and office and administrative services, which are reimbursed at a rate approximating the Company's incremental cost thereof. For fiscal 1999, the affiliate paid approximately $17.9 million pursuant to such agreement.

     The Lauder Foundation is a tax-exempt private foundation established by members of the Lauder Family in 1962. The directors of The Lauder Foundation are Estee Lauder, Leonard A. Lauder, Ronald S. Lauder, William P. Lauder and Aerin Lauder Zinterhofer. During fiscal 1999, the Company contributed $250,000 to The Lauder Foundation.

     In March 1999, Andrew J. Cavanaugh, Senior Vice President--Corporate Human Resources, repaid the remaining $100,000 of a loan from the Company, plus accrued interest. Interest accrued on the loan at a rate of 6.85% per annum, which was the applicable federal rate at the time the loan was made.

EXECUTIVE COMPENSATION

     The following table sets forth a summary of all compensation awarded or paid to or earned by the chief executive officer and the four other most highly compensated executive officers of the Company in the last fiscal year for services rendered in all capacities to the Company (including its subsidiaries) for the fiscal years ended June 30, 1999, 1998 and 1997

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                         ------------------------------------------------
                                                                                              AWARDS
                                                                         ------------------------------------------------
                                                                            RESTRICTED                SECURITIES
                                                ANNUAL COMPENSATION           STOCK                   UNDERLYING
NAME AND PRINCIPAL                   FISCAL    ----------------------         AWARDS                   OPTIONS
POSITION                             YEAR      SALARY($)    BONUS($)           ($)                      (#)(A)
- ----------------------------------   ------    ---------    ---------    ----------------------    ----------------------
LEONARD A. LAUDER,                    1999     1,840,000    4,005,400                  --                 1,000,000
Chairman of the                       1998     1,760,000    3,857,000                  --                 1,000,000
Board and Chief                       1997     1,680,000    2,773,500                  --                 1,000,000
Executive Officer

FRED H. LANGHAMMER,                   1999     1,725,000    1,725,000           1,500,000(c)                400,000
President and Chief                   1998     1,650,000    1,650,000           1,500,000(c)                400,000
Operating Officer                     1997     1,575,000    1,575,000           1,500,000(c)                400,000

DANIEL J. BRESTLE,                    1999     1,000,000      821,700                  --                   100,000
President of Estee                    1998       850,000      716,500                  --                   100,000
Lauder (USA &                         1997       800,000      780,100                  --                   100,000
Canada)(e)

PATRICK BOUSQUET-CHAVANNE,            1999     1,380,000(g)   600,000                  --                   150,000
President of Estee
Lauder International, Inc.(f)

WILLIAM P. LAUDER,                    1999       950,000      750,000                  --                   100,000
President of Clinique                 1998       500,000      275,100                  --                    50,000
Laboratories, Inc.(e)                 1997       475,000      209,100                  --                    30,000


NAME AND PRINCIPAL                   ALL OTHER
POSITION                            COMPENSATION($)
- ----------------------------------  ---------------
LEONARD A. LAUDER,                      742,971(b)
Chairman of the                         829,561
Board and Chief                         885,087
Executive Officer

FRED H. LANGHAMMER,                     298,722(d)
President and Chief                      14,800
Operating Officer                        14,826

DANIEL J. BRESTLE,                       20,629(d)
President of Estee                       21,200
Lauder (USA &                            20,932
Canada)(e)

PATRICK BOUSQUET-CHAVANNE,                4,550(d)
President of Estee
Lauder International, Inc.(f)

WILLIAM P. LAUDER,                        4,550(d)
President of Clinique                     4,850
Laboratories, Inc.(e)                     4,750

- ------------------
(a) The number of shares of Class A Common Stock underlying the options have been restated to reflect the two-for-one stock split on June 2, 1999.

(b) Amounts reported under "All Other Compensation" for fiscal 1999 include the estimated dollar value of the benefit to Mr. Lauder of Company-paid premiums on split dollar life insurance in the amount of $738,171. A trust established by Mr. Lauder pays the term-life portion of the policy. The Company will recover all premiums paid by it at the time death benefits are paid thereon, and may recover such amounts earlier under certain circumstances. The maximum potential value is calculated as if the fiscal year premiums were advanced to Mr. Lauder without interest until the time the Company expects to recover the premiums (i.e., upon his death). The amount reported for Mr. Lauder in fiscal 1999 also includes $4,800 of matching contributions made pursuant to the Company's qualified defined contribution plan.

(c) Reflects the dollar value (without consideration of the restrictions) of restricted stock units granted to Mr. Langhammer pursuant to his employment agreement. The stock units are accompanied by dividend equivalent rights which are payable in additional units. At the end of fiscal 1999, Mr. Langhammer held 301,950 restricted stock units. Based on the closing price at the end of fiscal 1999, the value of such units (without consideration of the restrictions) was $15,135,244. The stock units are payable in shares of

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
    Class A Common Stock within 90 days after Mr. Langhammer's termination of employment. Pursuant to his employment agreement, he received an additional grant of 32,247 restricted stock units on July 1, 1999 and an additional grant of 321 restricted stock units as payment pursuant to dividend equivalent rights on July 2, 1999.

(d) Amounts reported in fiscal 1999 include: (i) the estimated dollar value of the benefit to the named executive officer of Company-paid premiums for split dollar life insurance (calculated on the same basis as disclosed in note (b) above) as follows: Mr. Langhammer, $293,922 and Mr. Brestle, $15,878; and (ii) matching contributions made on behalf of the named executive officer pursuant to the Company's qualified defined contribution plan as follows: Mr. Langhammer, $4,800; Mr. Brestle, $4,750;
    Mr. Bousquet-Chavanne, $4,550; and Mr. W. Lauder, $4,550.

(e) During fiscal years 1997 and 1998, Mr. Brestle was President of Clinique Laboratories, Inc., and Mr. W. Lauder was President of Origins Natural Resources Inc.

(f) Mr. Bousquet-Chavanne became an executive officer when he rejoined the Company in September 1998.

(g) Includes a signing bonus and approximately $419,000 relating to the forgiveness of a portion of a loan from the Company and cash in lieu of executive perquisites. See "Employment Agreements--Patrick
    Bousquet-Chavanne" below.

                          OPTION GRANTS IN FISCAL 1999

                                                                              INDIVIDUAL GRANTS
                                                   ------------------------------------------------------------------------
                                                    NUMBER OF       % OF TOTAL
                                                   SECURITIES       OPTIONS                                    GRANT DATE
                                                   UNDERLYING       GRANTED TO      EXERCISE                     PRESENT
                                                     OPTIONS        EMPLOYEES IN     PRICE       EXPIRATION      VALUES
                                                    (#)(1)(2)       FISCAL YEAR     ($/SH)(2)      DATE          ($)(3)
                                                   -------------    ------------    ---------    ----------    ------------
Leonard A. Lauder...............................     1,000,000           25%          34.84       7/01/08       12,231,000
Fred H. Langhammer..............................       400,000           10%          34.84       7/01/08        4,892,000
Daniel J. Brestle...............................       100,000            3%          33.78       7/21/08        1,189,000
Patrick Bousquet-Chavanne.......................       150,000            4%          27.16       9/9/08         1,385,000
William P. Lauder...............................       100,000            3%          33.78       7/21/08        1,189,000

- ------------------
(1) The options granted in fiscal 1999 to the named executive officers have a term of 10 years and were granted pursuant to the executive officers' employment agreements or the Fiscal 1996 Share Incentive Plan.

(2) The number of shares of Class A Common Stock underlying the options and the exercise price per share have been restated to reflect the two-for-one stock split on June 2, 1999.

(3) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy for valuing options. All stock option models require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating Grant Date Present Value: expected average time of exercise of seven years, volatility of 27%, dividend yield of 0.75% and average risk-free rate of return of 5.5%. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period and upon the date when they are exercised.

   AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND 1999 FISCAL YEAR-END OPTION
                                     VALUES

                                                                      NUMBER OF SECURITIES
                                                                           UNDERLYING               VALUES OF UNEXERCISED
                                                                       UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
                                     SHARES ACQUIRED     VALUE       AT FISCAL YEAR-END (#)        FISCAL YEAR-END ($)(1)
                                     ON EXERCISE       REALIZED    ---------------------------   ---------------------------
                                       (#)(2)             ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                     ---------------   ---------   -----------   -------------   -----------   -------------
Leonard A. Lauder..................           --              --     400,000       3,800,000      14,850,000     99,106,250
Fred H. Langhammer.................      300,000       8,631,990      33,334       1,866,666       1,237,525     52,512,475
Daniel J. Brestle..................       66,000       1,864,500         666         433,334          24,725     11,996,900
Patrick Bousquet-Chavanne..........           --              --          --         150,000              --      3,445,313
William P. Lauder..................           --              --      16,666         213,334         618,725      5,040,650

- ------------------
(1) The closing price per share on June 30, 1999, the last trading day in fiscal 1999, was $50.125.

(2) The numbers of shares acquired on exercise have been restated to reflect the two-for-one stock split on June 2, 1999.

PENSION PLANS

     The Company provides retirement benefits to its employees in the United States through a defined benefit plan, which is intended to be qualified under
Section 401 of the Internal Revenue Code, and a related non-qualified restoration plan. In general, for employees who were at least 50 years old and had five years of Company qualifying employment on January 1, 1993 or who had ten years of Company qualifying employment as of that date, retirement benefits pursuant to the plans are calculated as a multiple of years of qualifying Company employment, times final qualifying average compensation, times a percentage (currently 1.5%), offset by certain amounts calculated with reference to Social Security entitlements. For other employees, retirement benefits under the plans are the aggregate amount of annual credits (calculated with reference to total annual compensation, with certain items excluded) plus interest credits thereon. The benefits payable to Leonard A. Lauder and Fred H. Langhammer are calculated with reference to supplemental undertakings.

     Leonard A. Lauder currently has 41 years of qualifying Company employment. If Mr. Lauder retired at the end of his current contract term (i.e., at age 67) with 42 years of qualifying Company employment, his projected annual retirement benefits would be approximately $798,000. Pursuant to his employment agreement, Mr. Lauder (or his wife, estate or designee) also will be paid approximately $1.8 million per year, assuming he retires at the end of his contract term. Payments under such arrangement will commence upon the earliest to occur of his retirement, his death or his 70th birthday and will continue for ten years thereafter.

     Mr. Langhammer currently has 24 years of qualifying Company employment. If he retired at normal retirement age with 34 years of qualifying Company employment, his projected annual retirement benefit would be approximately $1.4 million payable during his lifetime.

     Mr. Brestle currently has 21 years of qualifying Company employment. If he retired at normal retirement age with 32 years of qualifying Company employment, his projected annual retirement benefit would be approximately $432,000 payable during his lifetime.

     Mr. Bousquet-Chavanne currently has eight years of qualifying Company employment. If he retired at normal retirement age with 32 years of qualifying Company employment, his projected retirement benefit would be a lump sum of approximately $3.75 million.

     William P. Lauder currently has 13 years of qualifying Company employment. If he retired at normal retirement age with 39 years of qualifying Company employment, his projected annual retirement benefit would be approximately $536,000 payable during his lifetime.

EMPLOYMENT AGREEMENTS

     Leonard A. Lauder. Mr. Lauder's employment agreement provides for his employment as Chief Executive Officer and Chairman of the Board of the Company through June 30, 2000, unless earlier terminated. The agreement provides for a base salary of $1.92 million in fiscal 2000. Mr. Lauder is entitled to participate in standard benefit plans, such as the Company's pension and medical plans, and has a supplemental pension arrangement discussed above. Mr. Lauder's annual bonus under the Executive Annual Incentive Plan is determined according to a formula, which provides Mr. Lauder a bonus equal to a percentage of the amount by which the Company's net earnings exceed 4.0% of net sales in each of fiscal 1999 and 2000 (an increase from 3.5% for fiscal 1998 and prior years). The agreement also provides for periodic grants of stock options. Through fiscal 1999, he was granted options with respect to 4.2 million shares of Class A Common Stock (on a post-split basis). He received a final grant of stock options under the agreement with respect to 1,000,000 shares of Class A Common Stock on July 1, 1999 with an exercise price of $49.75 per share. Mr. Lauder may elect to defer certain of his cash compensation. The Company may terminate Mr. Lauder's employment at any time if he becomes "permanently disabled", in which event
Mr. Lauder will be entitled to (i) receive his base salary for a period of two years after termination, (ii) receive bonus compensation at an annual rate equal to the average of the actual bonuses paid to him prior to such termination or, if no bonuses have been paid, his base salary (the "Leonard Lauder Bonus Compensation") and (iii) participate in the Company's benefit plans for two years. In the event of Mr. Lauder's death during the term of his employment, for a period of one year from the date of Mr. Lauder's death, his beneficiary or legal representative will be entitled to receive Mr. Lauder's base salary and the Leonard Lauder Bonus Compensation. Mr. Lauder may terminate his employment at any time upon six months' written notice to the Company, in which event
Mr. Lauder will be entitled to receive his base salary and the Leonard Lauder Bonus Compensation for the six-month period following termination. In addition, the Company may terminate Mr. Lauder's employment for any reason upon 60 days' written notice. In the event of termination by the Company (other than for cause), (a) Mr. Lauder, for a period of three years from the date of termination, will be entitled to (i) receive his base salary in effect at the time of termination, (ii) receive the Leonard Lauder Bonus Compensation and
(iii) participate in the Company's benefit plans and (b) Mr. Lauder will not be subject to a non-competition covenant contained in the employment agreement.

     Fred H. Langhammer. Mr. Langhammer's employment agreement provides for his employment as President and Chief Operating Officer of the Company through June 30, 2000, unless earlier terminated. The agreement provides for a base salary of $1.8 million for fiscal 2000. Mr. Langhammer is entitled to participate in standard benefit plans, such as the Company's pension and medical plans.
Mr. Langhammer is entitled to additional pension payments under a supplemental undertaking by the Company. See "Pension Plans" above. His employment agreement provides that his annual bonus under the Executive Annual Incentive Plan will be limited to 100% of his base salary in fiscal 2000. Mr. Langhammer may elect to defer certain of his cash compensation. At the time of the initial public offering, Mr. Langhammer converted a portion of his deferred compensation balance to stock units payable in cash. These units were accompanied by dividend equivalents payable in additional stock units. Mr. Langhammer converted these units back into regular deferred compensation bearing interest at the prevailing Citibank rate (not to exceed 9%) in November 1998. Through fiscal 1999, he was granted options with respect to 2.2 million shares of Class A Common Stock (on a post-split basis). He received an additional grant of options with respect to 400,000 shares of Class A Common Stock on July 1, 1999 with an exercise price of $49.75 per share. In November 1995, Mr. Langhammer received stock units with respect to 115,924 shares of Class A Common Stock (adjusted for the stock split on June 2, 1999). In addition, on July 1, 1996, 1997 and 1998, Mr. Langhammer received additional stock units with respect to 75,840 shares, 60,086 shares and 46,166 shares, respectively (adjusted for the stock split on June 2, 1999). On July 1, 1999, Mr. Langhammer received additional stock units with respect to 32,247 shares. The stock units awarded to Mr. Langhammer are accompanied by dividend equivalents which are payable in additional stock units. Stock units awarded in any fiscal year may be forfeited under certain circumstances if Mr. Langhammer is terminated during such year. The stock units will be paid out in shares of Class A Common Stock at a time to be determined by the Company, but in no event later than ninety days after the termination of Mr. Langhammer's employment. The Company may terminate Mr. Langhammer's employment at any time if he becomes "permanently disabled", in which event Mr. Langhammer, for a period of one year from the date of termination, will be entitled to (i) receive his base salary in effect at the time of termination (the "Langhammer Base Salary"),
(ii) receive bonus compensation equal to the average of the actual bonuses paid to him prior to such termination (the "Langhammer Bonus Compensation") and (iii) participate in the Company's benefit plans. In the event of Mr. Langhammer's death during the term of his employment, his beneficiary or legal representative will be entitled to receive for a period of one year from the date of death the Langhammer Base Salary and the Langhammer Bonus Compensation. Mr. Langhammer may terminate his employment agreement at any time upon six months written notice to the Company, in which event Mr. Langhammer will be entitled to receive the Langhammer Base Salary and the Langhammer Bonus Compensation for a period of six months from the date of termination. In addition, the Company may terminate the employment agreement for any reason upon 60 days' written notice. In the event of the Company's termination of the agreement (other than for cause) or if Mr. Langhammer terminates the agreement as a result of the Company's material breach thereof, which would include a material reduction in Mr. Langhammer's duties or responsibilities, (a) Mr. Langhammer, for a period of two years from the date of termination, will be entitled to (i) receive the Langhammer Base Salary, (ii) receive the Langhammer Bonus Compensation and (iii) participate in the Company's benefit plans and (b) Mr. Langhammer will not be subject to a covenant not to compete contained in such agreement. In the event the Company does not offer to extend the term of Mr. Langhammer's employment, Mr. Langhammer will be entitled for a period of one year from expiration of his employment agreement to (i) receive the Langhammer Base Salary, (ii) receive the Langhammer Bonus Compensation and (iii) participate in the Company's benefit plans.

     Daniel J. Brestle. Mr. Brestle's current employment agreement provides for his employment as President of Estee Lauder (USA & Canada) from July 1, 1998 through June 30, 2001, unless earlier terminated. The agreement provides for a base salary of $1 million for each fiscal year of the contract. Mr. Brestle is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. The Compensation Committee has granted to Mr. Brestle bonus opportunities equal to $1.125 million for fiscal 2000 and $1.25 million for fiscal 2001. Mr. Brestle may elect to defer certain of his cash compensation. Mr. Brestle has been granted options with respect to 200,000 shares of Class A Common Stock so far during the term of this agreement, and the Company has agreed to recommend to the Compensation Committee that Mr. Brestle be awarded options with respect to not less than 50,000 shares of Class A Common Stock for fiscal 2001. The Company may terminate Mr. Brestle's employment at any time if he becomes "permanently disabled", in which event Mr. Brestle will be entitled to (i) receive for a period of one year from the date of termination his base salary in effect at the time of termination, (ii) receive unpaid bonus compensation otherwise payable for the fiscal year prior to that in which such disability occurred, and (iii) participate in the Company's benefit plans for the one-year period he receives his base salary. In the event of Mr. Brestle's death during the term of his employment, his beneficiary or legal representative will be entitled to (i) receive Mr. Brestle's base salary in effect at the time of death to the last day of the month in which he dies and (ii) receive bonus compensation otherwise payable for the fiscal year prior to that in which he dies. Mr. Brestle may terminate his employment agreement at any time upon six months' written notice to the Company, in which event Mr. Brestle, for a period of six months from the date of termination, will be entitled to receive his base salary in effect at the time of termination and bonus compensation equal to 25% of his annual salary amount. In addition, the Company may terminate his employment agreement for any reason upon 60 days' written notice. In the event of the Company's termination of the agreement (other than for cause),
(a) Mr. Brestle, for a period of one year from the date of termination, will be entitled to (i) receive his base salary in effect at the time of termination,
(ii) receive bonus compensation equal to 50% of the average of incentive compensation bonuses previously paid or payable to him during the contract term and (iii) participate in the Company's benefit plans and (b) Mr. Brestle will not be subject to a covenant not to compute contained in the agreement. If
Mr. Brestle terminates the agreement as a result of the Company's material breach thereof, which would include a material reduction in his duties or responsibilities, he will receive the same benefits as if the Company had terminated his employment agreement without cause and will not be subject to a covenant not to compete contained in the agreement.

     Patrick Bousquet-Chavanne. Mr. Bousquet-Chavanne's current employment agreement provides for his employment as President of Estee Lauder International, Inc. from September 8, 1998 (the date he rejoined the Company) through June 30, 2001, unless earlier terminated. The agreement provides for automatic one-year renewals unless either party gives the other six months prior notice of its or his intent not to renew. The agreement provides for an annualized base salary of $900,000 for that part of fiscal 1999 during which the contract was effective, $950,000 for fiscal 2000 and $1 million for fiscal 2001. Mr. Bousquet-Chavanne is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. The Compensation Committee has granted to Mr. Bousquet-Chavanne bonus opportunities equal to $700,000 for fiscal 2000 and $800,000 for fiscal 2001. The agreement provides for a signing bonus of $200,000 and a loan in the amount of $1 million from the Company. The loan is to be forgiven in five approximately equal annual installments of principal and accrued interest, and provision is to be made for the tax liability incurred by Mr. Bousquet-Chavanne thereby, during his continued employment by the Company. Mr. Bousquet-Chavanne may elect to defer certain of his cash compensation. Mr. Bousquet-Chavanne has been granted options with respect to 250,000 shares of Class A Common Stock so far during the term of the agreement, and the Company has agreed to recommend to the Compensation Committee that Mr. Bousquet-Chavanne be awarded options with respect to not less than 50,000 shares of Class A Common Stock for fiscal 2001. The Company may terminate Mr. Bousquet-Chavanne's employment at any time if he becomes "permanently disabled", in which event Mr. Bousquet-Chavanne will be entitled to (i) receive for a period of one year from the date of termination his base salary in effect at the time of termination, (ii) receive unpaid bonus compensation otherwise payable for the fiscal year in which such disability occurred pro-rated to the date of termination, and (iii) participate in the Company's benefit plans for the one-year period he receives his base salary. In the event of Mr. Bousquet-Chavanne's death during the term of his employment, his beneficiary or legal representative will be entitled to (i) receive Mr. Bousquet-Chavanne's base salary in effect at the time of death through the date of his death and
(ii) receive bonus compensation otherwise payable in respect of the fiscal year in which he dies pro-rated to the date of his death. In addition, the Company may terminate his employment agreement for any reason upon 60 days' written notice. In the event of the Company's termination of the agreement (other than for cause) at any time prior to the conclusion of fiscal 2000, Mr. Bousquet-Chavanne, for a period of two years from the date of termination, will be entitled to (i) receive his base salary in effect at the time of termination, (ii) receive bonus compensation equal to 50% of the average of incentive compensation bonuses previously paid or payable to him during the contract term and (iii) participate in the Company's benefit plans.
Mr. Bousquet-Chavanne may terminate the agreement as a result of the Company's material breach thereof, which would include a material reduction in his duties or responsibilities.

     William P. Lauder. Mr. Lauder's current employment agreement provides for his employment as President of Clinique Laboratories, Inc. from July 1, 1998 through June 30, 2001, unless earlier terminated. The agreement provides for a base salary of $950,000 for each fiscal year of the contract. Mr. Lauder is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. The Compensation Committee has granted to Mr. Lauder bonus opportunities equal to $850,000 for fiscal 2000 and $950,000 for fiscal 2001. Mr. Lauder may elect to defer certain of his cash compensation. Mr. Lauder has been granted options with respect to 200,000 shares of Class A Common Stock so far during the term of this agreement, and the Company has agreed to recommend to the Compensation Committee that Mr. Lauder be awarded options with respect to not less than 50,000 shares of Class A Common Stock for fiscal 2001. The Company may terminate Mr. Lauder's employment at any time if he becomes "permanently disabled", in which event Mr. Lauder will be entitled to (i) receive for a period of one year from the date of termination his base salary in effect at the time of termination, (ii) receive unpaid bonus compensation otherwise payable for the fiscal year prior to that in which such disability occurred, and (iii) participate in the Company's benefit plans for the one-year period he receives his base salary. In the event of Mr. Lauder's death during the term of his employment, his beneficiary or legal representative will be entitled to
(i) receive for a period of one year Mr. Lauder's base salary in effect at the time of death and (ii) receive bonus compensation otherwise payable in respect of the fiscal year prior to that in which he dies. Mr. Lauder may terminate his employment agreement at any time upon six months' written notice to the Company, in which event Mr. Lauder, for a period of six months from the date of termination, will be entitled to receive his base salary in effect at the time of termination and bonus compensation equal to 25% of his annual salary amount. In addition, the Company may terminate his employment agreement for any reason upon 60 days' written notice. In the event of the Company's termination of the agreement (other than for cause), (a) Mr. Lauder, for a period of one year from the date of termination, will be entitled to (i) receive his base salary in effect at the time of termination, (ii) receive bonus compensation equal to 50% of the average of incentive compensation bonuses previously paid or payable to him during the contract term and (iii) participate in the Company's benefit plans, and (b) Mr. Lauder will not be subject to a covenant not to compete contained in the agreement. If Mr. Lauder terminates the agreement as a result of the Company's material breach thereof, which would include a material reduction in his duties or responsibilities, he will receive the same benefits as if the Company had terminated his employment agreement without cause and will not be subject to a covenant not to compete contained in the agreement.

     Each agreement described above also provides that the Company may (a) require the executive to defer certain amounts to be received by him to the extent such amounts may not be deductible by reason of Section 162(m) of the Internal Revenue Code (the "Code") and (b) reduce severance payments to be received by the executive to an amount that would avoid imposition of the excise tax imposed by Section 4999 of the Code on certain types of severance payments. Each employment agreement also contains certain confidentiality and non-competition provisions.

COMPENSATION COMMITTEE REPORT

     The Company's executive compensation program is designed to attract and retain high quality senior executives, and to motivate them to achieve both short-term and long-term Company, divisional and individual goals. The program currently in place is essentially a continuation of the program existing before the Company's initial public offering, but for the introduction of stock-based elements. The Board of Directors (as it was then constituted) formalized the program in fiscal 1996 after review by two compensation consultants. For fiscal 1999, compensation was paid primarily pursuant to employment agreements (which for certain executives include option and restricted unit grants), the Share Incentive Plans (which provide for stock-based compensation) and the Executive Annual Incentive Plan (for cash bonuses).

     The Compensation Committee, consisting solely of outside Directors, oversees and approves compensation arrangements for the executive officers of the Company (including the opportunities and bonuses paid under the Executive Annual Incentive Plan) and administers the Company's Share Incentive Plans.

Salary and Bonuses

     The Committee believes that Company tenure and the level of responsibility undertaken by individual executives should be appropriately reflected in the establishment of base salary amounts. Additionally, the Committee believes that the performance-based bonus structure provided under the Company's Executive Annual Incentive Plan is of key importance. Accordingly, for executive officers in charge of sales divisions, a material portion of total bonus eligibility is tied to year-to-year improvement in financial and operational indicators measured at the divisional level. For executive officers in charge of corporate departments, bonuses are based in large part on improvements in the Company's net earnings. For fiscal 1999, the Committee added a comparative element to the bonus opportunities. The comparative group includes both companies in the peer group in the proxy statement Performance Graph and a broader range of companies, which the Committee believes also compete with the Company for executive talent. The Committee believes that both measurement standards serve to align the interests of executives with those of other stockholders.

Stock Based Compensation

     In fiscal 1999, the Compensation Committee granted stock options under the Share Incentive Plans and certain employment agreements to certain executive officers. The size of the award reflected the recipient's position and anticipated level of future contribution. In certain cases, grants also were made to reward past performance. During the last fiscal year, the Company granted restricted units to Mr. Langhammer pursuant to an earlier employment agreement and to Jeanette S. Wagner to reward her for her past contributions and for her agreement to stay associated with the Company for the purpose of providing management oversight for certain recent acquisitions.

Compensation of the Chief Executive Officer

     Mr. Lauder's base salary reflects his long service with the Company and his stature in the industry. His bonus is determined by the application of an objective formula based on the amount that net earnings of the Company exceed certain hurdles (as described in more detail in the summary of his employment agreement included in this Proxy Statement). His option grant, also prescribed in his employment agreement, reflects the same principles as those described for grants to other executive officers.

     The Committee is aware of the limitations on deductibility for income tax purposes of certain compensation paid to its highest paid executive officers and considers the deduction limitation in determining compensation. The Company's compensation program as it applied to such persons in fiscal 1999 was designed to take advantage of regulations applicable to newly public companies and the "performance-based" exception to the deduction limitation. Furthermore, each employment agreement with the named executive officers provides that amounts payable pursuant thereto may be deferred to the extent such amounts would not be deductible.

                                          The Compensation Committee

                                          P. Roy Vagelos, M.D. (Chairman)
                                          Marshall Rose

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Class A Common Stock with the cumulative total return of the S&P 500 Index and a market weighted index of publicly traded peers. The returns are calculated by assuming an investment in the Class A Common Stock and each index of $100 on November 16, 1995 (the date the Class A Common Stock was priced in connection with the Company's initial public offering). The publicly traded companies included in the peer group are:
Avon Products, Inc., Clarins, L'Oreal S.A., LVMH Moet Hennessy Louis Vuitton, The Procter & Gamble Company, Shiseido Company, Ltd. and Unilever N.V. Shares of Clarins and L'Oreal S.A. are not traded in U.S. dollars. For purposes of calculating returns, the stock prices of such companies were converted into dollars on the measurement dates. Sanofi S.A., which was formerly in the peer group, sold its beauty business in March 1999. Accordingly, it is no longer part of the peer group.

                                   [LINE GRAPH]

                                                       Cumulative Total Return
                                       -----------------------------------------------------------
                                       11/30/95        6/30/99      6/30/97     6/30/98    6/30/99

The Estee Lauder Companies Inc.        $ 100           $ 163        $ 196       $ 273      $ 394
Peer Group Index                         100             110          166         205        215
S&P 500 Index                            100             114          153         199        245

       APPROVAL OF AN INCREASE IN THE NUMBER OF AUTHORIZED COMMON SHARES
                                    (ITEM 2)

     On April 26, 1999, the Board of Directors authorized a two-for-one stock split of the Class A and Class B Common Stock. The split was effected in the form of a stock dividend to stockholders of record at the close of business on May 10, 1999. The Company had sufficient authorized shares of Class A and
Class B Common Stock to effect the stock split. The Board of Directors proposes that stockholders authorize the amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Class A and Class B Common Stock as follows:

                                                                               AUTHORIZED
                                                            CURRENTLY            AFTER
                                                          AUTHORIZED (#)      AMENDMENT (#)
                                                          --------------      -------------
Class A Common Stock...................................     300,000,000        650,000,000
Class B Common Stock...................................     120,000,000        240,000,000

     The proposed amendment to the Certificate of Incorporation will be effected by deleting the first sentence of Article 4.1 and substituting a new first sentence that reads in full as follows:

          4.1 Authorized Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is nine hundred thirteen million six hundred thousand (913,600,000) shares, consisting of (a) six hundred fifty million (650,000,000) shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"); (b) two hundred forty million (240,000,000) shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"); (c) twenty million (20,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), issuable in one or more series as hereinafter provided; and (d) three million six hundred thousand (3,600,000) shares of $6.50 Cumulative Redeemable Preferred Stock, par value $.01 per share (the "$6.50 Cumulative Redeemable Preferred Stock").

     As of September 16, 1999, there were 123,299,368 shares of Class A Common Stock issued and outstanding (exclusive of treasury shares), 28,268,046 shares of Class A Common Stock reserved for issuance under the Company's share incentive plans and certain agreements, and 113,679,334 shares of Class B Common Stock issued and outstanding. The adoption of the proposed amendment would provide for an additional 350,000,000 shares of Class A Common Stock and 120,000,000 shares of Class B Common Stock for future issuance. This would replenish the authorized shares to the levels available for issuance before the stock split. Although these shares would provide further flexibility, there are no present plans for their use. The Certificate of Incorporation requires that the Company reserve enough shares of Class A Common Stock to cover the conversion of shares of Class B Common Stock and to treat the two classes similarly on matters such as dividends and stock splits. The amendment is intended to provide the required coverage in the event of a future two-for-one stock split on the two classes of Common Stock.

     The Board of Directors is of the opinion that the proposed increase is in the best interests of the Company and its stockholders. The Board of Directors believes that the Company should have sufficient authorized but unissued shares for issuance in connection with stock splits and stock dividends, implementation of employee share incentive plans, offers of shares for cash, mergers and acquisitions, and other proper business purposes. In many situations, prompt action may be required which would not permit seeking stockholder approval to authorize additional shares for the specific purpose on a timely basis. The Board of Directors believes that it is important to have the flexibility to act promptly in the best interests of the stockholders.

     The additional shares of Class A and Class B Common Stock sought by the amendment will be available for issuance without further action by stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed. The New York Stock Exchange currently requires specific stockholder approval as a prerequisite to listing shares in several instances, including an acquisition where the present or potential issuance of shares could result in an increase of 20% or more in the number of shares of Common Stock outstanding.

     Although the proposed increase in the number of authorized shares of Class A and Class B Common Stock is not intended for anti-takeover purposes, Securities and Exchange Commission rules require disclosure of charter and bylaw provisions that could have an anti-takeover effect. Possible anti-takeover effects of charter and bylaw provisions include: (i) a limitation on the holding of Class B Common Stock (which carries 10 votes per share as compared to one vote per share for the Class A Common Stock) to only members of the Lauder family and certain controlled entities and trusts; (ii) Board authority to issue one or more series of preferred stock up to a maximum of approximately 20,000,000 shares presently available; (iii) a limitation on the ability to convene a special meeting of the stockholders, which may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board; and (iv) classification of the Company's Board of Directors with staggered terms.

     THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES. PROXIES RECEIVED BY THE BOARD WILL BE SO VOTED UNLESS A CONTRARY CHOICE IS SPECIFIED IN THE PROXY.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                    (ITEM 3)

     The Board of Directors of the Company, upon recommendation of the Audit Committee, has appointed the firm of Arthur Andersen LLP to serve as independent auditors of the Company for the fiscal year ending June 30, 2000, subject to ratification of this appointment by the stockholders of the Company. Arthur Andersen LLP has served as independent auditors of the Company for many years and is considered by management of the Company to be well qualified. The firm has advised the Company that neither it nor any member thereof has any direct or material indirect financial interest in the Company.

     One or more representatives of Arthur Andersen LLP will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock of the Company voting in person or by proxy at the Annual Meeting of Stockholders. If the stockholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors will reconsider the appointment.

     THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2000. PROXIES RECEIVED BY THE BOARD WILL BE SO VOTED UNLESS A CONTRARY CHOICE IS SPECIFIED IN THE PROXY.

                  PROXY PROCEDURE AND EXPENSES OF SOLICITATION

     The Company will hold the votes of all stockholders in confidence from the Company, its directors, officers and employees except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspectors of election to certify the results of the vote. The Company will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

     All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

     Solicitation may be undertaken by mail, telephone and personal contact by Directors, officers and employees of the Company without additional compensation.

                                STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2000 must be received by the Company on or before June 1, 2000, to be eligible for inclusion in the Company's Proxy Statement and proxy relating to that meeting. According to our Bylaws, a proposal for action to be presented by any stockholder at an annual or special meeting of stockholders shall be out of order unless specifically described in the Company's notice to all stockholders of the meeting and the matters to be acted upon thereat or unless (i) the proposal shall have been submitted in writing (in the form specified in the Bylaws) to the Chairman of the Board of Directors and received at the principal executive offices of the Company at least 60 days (and no more than 90 days) prior to September 30, 2000, and (ii) such proposal is, under law, an appropriate subject for action by stockholders. In addition to the meeting notice requirement, a stockholder is required to appear at the meeting in person, or through a qualified representative, to present his or her proposal.

                               OTHER INFORMATION

     Management of the Company does not know of any matters which may properly come before the meeting other than those referred to in the accompanying Notice of Annual Meeting of Stockholders or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a Director in place of a nominee named herein who becomes unable or declines to serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, proxies will be voted in accordance with the discretion of the proxy holders.

                                          PAUL E. KONNEY
                                          Senior Vice President,
                                          General Counsel and Secretary

New York, New York
September 30, 1999

     THE ANNUAL REPORT TO STOCKHOLDERS OF THE COMPANY FOR THE FISCAL YEAR ENDED JUNE 30, 1999, WHICH INCLUDES FINANCIAL STATEMENTS, HAS BEEN MAILED TO STOCKHOLDERS OF THE COMPANY. THE ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR THE SOLICITATIONS OF PROXIES.

                                    [Logo]


                               [Recycle Symbol]

                         THE ESTEE LAUDER COMPANIES INC.

                              CLASS A COMMON STOCK

PROXY

                         ANNUAL MEETING OF STOCKHOLDERS

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned, revoking all previous proxies, hereby constitutes and appoints Fred H. Langhammer, Robert J. Bigler and Andrew J. Cavanaugh, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of The Estee Lauder Companies Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of the Stockholders to be held on November 10, 1999, at The Essex House, Grand Salon, 160 Central Park South, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

- --------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

This proxy when properly executed, will be                     Please mark /X/
voted as directed herein. If no direction is                   your votes as
given, this proxy will be voted in accordance                  indicated in
with recommendations of the Company's Board of                 this example
Directors "FOR" all nominees in Item 1
and "FOR" Items 2 and 3.

Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

DATED:______________________________________, 1999


- --------------------------------------------------
SIGNATURE(S) OF STOCKHOLDER(S)

- --------------------------------------------------
TITLE

- --------------------------------------------------
SIGNATURE(S) OF JOINT STOCKHOLDER(S)

- --------------------------------------------------
TITLE

                                                                          FOR ALL               WITHHOLD
                                                                          NOMINEES             AUTHORITY
                                                                      with exceptions           FOR ALL
                                                                           noted                NOMINEES

I plan to attend the  [ ]       Item 1 - Election of three (3)              [ ]                   [ ]
Annual Meeting                  Class III Directors: Leonard A.
                                Lauder, Ronald S, Lauder and
                                Marshall Rose
                                Withheld for the following only: (Write the name(s) of the Nominee(s) in the space below)

                                -----------------------------------------------------------------------------
                                                                           FOR        AGAINST      ABSTAIN

                                Item 2 - Approval of an amendment to       [ ]          [ ]          [ ]
                                the Certificate of Incorporation to
                                increase the number of authorized
                                common shares

                                Item 3 - Ratification of appointment       [ ]          [ ]          [ ]
                                of Arthur Andersen LLP as
                                independent auditors for the 2000
                                fiscal year


- --------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


            NOTICE: IF YOU PLAN ON ATTENDING THE 1999 ANNUAL MEETING,
                  PLEASE CHECK THE BOX ON THE PROXY CARD ABOVE.
                   AN ADMISSION TICKET WILL BE MAILED TO YOU.

            NO ADMISSION WILL BE GRANTED WITHOUT AN ADMISSION TICKET.

                                     ESTEE
                                     LAUDER
                                     COMPANIES

                         The Estee Lauder Companies Inc.
                         Annual Meeting Of Stockholders
                   November 10, 1999, 10:00 a.m. (local time)
                                 The Essex House
                                   Grand Salon
                             160 Central Park South
                               New York, New York




                         THE ESTEE LAUDER COMPANIES INC.

                              CLASS B COMMON STOCK

PROXY

                         ANNUAL MEETING OF STOCKHOLDERS

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned, revoking all previous proxies, hereby constitutes and appoints Fred H. Langhammer, Robert J. Bigler and Andrew J. Cavanaugh, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class B Common Stock of The Estee Lauder Companies Inc. which the undersigned would be entitled to vote if personally present at the Annual
Meeting of the Stockholders to be held on November 10, 1999, at The Essex House,
Grand Salon, 160 Central Park South, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

- --------------------------------------------------------------------------------
                              FOLD AND DETACH HERE





This proxy when properly executed, will be                     Please mark /X/
voted as directed herein. If no direction is                   your votes as
given, this proxy will be voted in accordance                  indicated in
with recommendations of the Company's Board of                 this example
Directors "FOR" all nominees in Item 1
and "FOR" Items 2 and 3.

Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.


DATED:______________________________________, 1999


- -------------------------------------------------
SIGNATURE(S) OF STOCKHOLDER(S)

- -------------------------------------------------
TITLE

- -------------------------------------------------
SIGNATURE(S) OF JOINT STOCKHOLDER(S)

- -------------------------------------------------

TITLE


                                                                           FOR ALL               WITHHOLD
                                                                           NOMINEES             AUTHORITY
                                                                       with exceptions           FOR ALL
                                                                            noted                NOMINEES
I plan to attend the  [ ]        Item 1 - Election of three (3)              [ ]                   [ ]
Annual Meeting                   Class III Directors: Leonard A.
                                 Lauder, Ronald S, Lauder and
                                 Marshall Rose
                                 Withheld for the following only: (Write the name(s) of the Nominee(s) in the space below)

                                 -----------------------------------------------------------------------------
                                                                            FOR        AGAINST      ABSTAIN

                                 Item 2 - Approval of an amendment to       [ ]          [ ]          [ ]
                                 the Certificate of Incorporation to
                                 increase the number of authorized
                                 common shares

                                 Item 3 - Ratification of appointment       [ ]          [ ]          [ ]
                                 of Arthur Andersen LLP as
                                 independent auditors for the 2000
                                 fiscal year

- --------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


            NOTICE: IF YOU PLAN ON ATTENDING THE 1999 ANNUAL MEETING,
                  PLEASE CHECK THE BOX ON THE PROXY CARD ABOVE.
                   AN ADMISSION TICKET WILL BE MAILED TO YOU.
            NO ADMISSION WILL BE GRANTED WITHOUT AN ADMISSION TICKET.

                                      ESTEE
                                      LAUDER
                                      COMPANIES

                         The Estee Lauder Companies Inc.
                         Annual Meeting Of Stockholders
                   November 10, 1999, 10:00 a.m. (local time)
                                 The Essex House
                                   Grand Salon
                             160 Central Park South
                               New York, New York